Sub-Item 77K: Changes in registrant's certifying accountants

On August 9, 2006, the Audit Committee informed
PricewaterhouseCoopers LLP ("PwC") that they would not be retained as the independent registered public accounting firm of the Performance Funds Trust (the "Trust"). On August 15, 2006, the Board of Trustees of the Trust, upon the recommendation of the Board's audit committee, determined not to retain PwC and approved a change of the Trust's independent registered public accounting firm to KPMG LLP ("KPMG").
KPMG has confirmed to the Audit Committee of the Board of Trustees
("Audit Committee") that they are the independent registered public accounting firm with respect to the Trust. For the fiscal years ended
May 31, 2006 and May 31, 2005, and during the interim period commencing June 1, 2006 and ended August 15, 2006, PwC served as the
Trust's independent registered public accounting firm. During the Trust's fiscal years ended May 31, 2006 and May 31, 2005, PwC's audit reports concerning the Trust contained no adverse opinion or disclaimer of opinion; nor were its reports qualified or modified as to uncertainty, audit scope, or accounting principles. Further, in connection with its audits for the fiscal years ended May 31, 2006 and May 31, 2005, and through August 15, 2006, there were no disagreements between the Trust and PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which if not resolved to the satisfaction of PwC would have caused it to make reference to the disagreements in its report on the financial statements for such periods.
In addition, there were no "reportable events" of the kind described in
Item 304(a) (1) (v) of Regulation S-K under the Securities Exchange Act of 1934, as amended. During registrant's fiscal years ended May 31, 2006 and May 31, 2005, and the interim period ended August 15, 2006, neither registrant nor anyone on its behalf consulted KPMG (i) concerning the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on registrant's financial statements or (ii) concerning the subject of a disagreement (as defined in paragraph (a) (1) (iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a) (1) (v) of said
Item 304).

Registrant has requested PwC to furnish it with a letter addressed to the Securities and Exchange Commission stating whether PwC agrees with the statements contained above. A copy of the letter from PwC to the Securities and Exchange Commission is filed as an exhibit hereto.